Exhibit 99.1

ALLENTOWN JUNCTION PIPELINE RELEASE

     Emmaus, PA – February 2, 2005 . . . As previously reported, on January 21, 2005, subsidiaries of Buckeye Partners, L.P. (NYSE:BPL) (the “Partnership”) agreed to acquire certain pipeline and associated terminal assets from affiliates of Exxon Mobil Corporation (“ExxonMobil”). The transaction is scheduled to close during the first half of 2005, and is subject to customary closing conditions for assets of this nature.

     The Partnership has received a number of inquiries concerning a fire that was reported yesterday, February 1, 2005, near Allentown, Pennsylvania along one of the pipelines that the Partnership has agreed to acquire from ExxonMobil. Based on information currently available to it, the Partnership does not expect that the incident will adversely affect its ability to consummate the acquisition.

     For more information about the proposed acquisition of the ExxonMobil pipelines and associated terminal assets by the Partnership, please see the Partnership’s Current Reports on Form 8-K dated January 21, 2005 and January 31, 2005.

     Buckeye Partners, L.P., through its operating subsidiaries, is one of the largest independent refined petroleum products pipeline systems in the United States in terms of volumes delivered, with approximately 4,500 miles of pipeline. The Partnership also operates and maintains approximately 1,300 miles of pipelines under agreements with major oil and chemical properties, and owns and operates 38 active refined petroleum products terminals in Illinois, Indiana, Michigan, Missouri, New York, Ohio and Pennsylvania. For more information about Buckeye Partners, L.P., visit the Partnership’s website at www.buckeye.com.

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This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that the General Partner believes to be reasonable as of today’s date. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond the control of the Partnership. Among them are (1) adverse weather conditions resulting in reduced demand; (2) changes in rate regulation by the Federal Energy Regulatory Commission; (3) changes in other laws and regulations, including safety, tax and accounting matters; (4) competitive pressures from other transportation services and alternative energy sources; (5) liability for environmental claims; (6) improvements in energy efficiency and technology resulting in reduced demand; (7) the inability to integrate acquired assets successfully with the Partnership’s existing assets and to realize anticipated cost savings and other efficiencies; (8) labor relations; (9) changes in real property tax assessments; (10) regional economic conditions; (11) market prices of petroleum products and the demand for those products in the Partnership’s service territory; (12) disruptions to the air travel system; (13) security issues relating to the Partnership’s assets; and (14) interest rate fluctuations and other capital market conditions. You should read the Partnership’s Annual Report on Form 10-K, and its most recently filed Form 10-Q, for a more extensive list of factors that could affect results. The Partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today’s date.

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